SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                         AUTOMATIC DATA PROCESSING, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
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    Rule  0-11(a)(2) and identify the filing for which the offsetting fee was
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
                         AUTOMATIC DATA PROCESSING, INC.

   (ADP Logo)(R)   One ADP Boulevard . Roseland, New Jersey 07068
                            -------------------

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                            -------------------

To the Stockholders:

         PLEASE TAKE NOTICE that the 2000 Annual Meeting of Stockholders of AUTOMATIC DATA PROCESSING, INC. (the "Company") will be held at 10:00 a.m., Tuesday, November 14, 2000 at the Company's corporate headquarters, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY 07068, for the following purposes:

         1.       To elect a Board of Directors (Proposal 1);

         2. To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent certified public accountants for the fiscal year which began on July 1, 2000 (Proposal 2); and

         3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only the holders of Common Stock of record at the close of business on September 15, 2000 (the "Record Date") are entitled to vote at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date.

                                             By order of the Board of Directors


                                                   JAMES B. BENSON
                                                     Secretary

September 21, 2000
Roseland, New Jersey


         The presence in person and/or the representation by proxy of the holders of a majority of the issued and outstanding shares of stock entitled to vote is necessary and sufficient to constitute a quorum. Accordingly, if you do not expect to be present at the meeting, you may vote your shares of stock by phone, the Internet or by executing the accompanying proxy and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                                 PROXY STATEMENT
(ADP Logo)(R)           ANNUAL MEETING OF STOCKHOLDERS OF

                         AUTOMATIC DATA PROCESSING, INC.
                     One ADP Boulevard . Roseland, New Jersey 07068

                         TO BE HELD ON NOVEMBER 14, 2000

                      SOLICITATION AND REVOCATION OF PROXY

         The accompanying proxy is being solicited by the Board of Directors of the Company for use at the forthcoming Annual Meeting of Stockholders. Each stockholder giving such a proxy has the power to revoke the same at any time before it is voted by so notifying the Secretary of the Company in writing. All expenses in connection with the solicitation will be borne by the Company. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about September 21, 2000.

         The Company has one class of securities outstanding and entitled to vote at the Annual Meeting of Stockholders, its Common Stock, par value $.10 per share. At the close of business on September 15, 2000, the record date for determining stockholders entitled to notice of and to vote at the meeting, the Company had issued and outstanding 630,384,236 shares of Common Stock (excluding 1,437,825 treasury shares not entitled to vote). Each outstanding share of Common Stock is entitled to one vote with respect to each matter to be voted on at the meeting.

         The representation in person or by proxy of a majority of the shares entitled to vote shall constitute a quorum at the Annual Meeting of Stockholders. Directors are elected by a plurality of the affirmative votes cast. The affirmative vote of the holders of a majority of the outstanding shares present in person or by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. Under the Company's Restated Certificate of Incorporation and By-Laws and under Delaware law, abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any proposal (other than the election of directors) and will have the effect of a negative vote. Under applicable Delaware law, a non-vote will have no effect on the outcome of (i) the election of directors or (ii) the ratification of the appointment of Deloitte & Touche LLP. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         The Company's Board of Directors has adopted a policy whereby stockholders' proxies are received by the Company's independent tabulators and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential from the Company's management and directors, except as necessary to meet legal requirements, in cases where stockholders request disclosure, or in a contested election.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Properly executed proxies will be voted as marked, and if not marked, will be voted in favor of the election of the persons named below (each of whom is now a director) as directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. If any nominee does not remain a candidate at the time of the meeting (a situation which management does not anticipate), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substitute nominees designated by the Board of Directors.

                                          Served as a
                                           Director
                                         Continuously
          Name                Age            Since                                Principal Occupation
          ----                ---       ----------------      ---------------------------------------------------------------

Gary C. Butler                53             1996             President and Chief Operating Officer of the Company (1)

Joseph A. Califano, Jr.       69             1982             Chairman  of  the  Board  and  President,  The National  Center on
                                                              Addiction and Substance  Abuse at Columbia  University (2)

Leon G. Cooperman             57             1991             Chairman and Chief  Executive  Officer,  Omega Advisors, Inc., an
                                                              investment partnership (3)

George H. Heilmeier           64             1994             Chairman  Emeritus of  Telcordia  Technologies
                                                              (formerly Bellcore), a research and engineering consortium (4)

Ann Dibble Jordan             65             1993             Consultant (5)

Harvey M. Krueger             71             1967             Vice Chairman of Lehman  Brothers,  investment bankers (6)

Frederic V. Malek             63             1978             Chairman,  Thayer Capital Partners, a merchant banking firm (7)

Henry Taub                    73             1961             Honorary Chairman of the Board of the Company,  Chairman of the
                                                              Executive Committee of the Board of the Company (8)

Laurence A. Tisch             77             1972             Co-Chairman  of  Loews  Corporation,  which is engaged in the consumer products, hotel and insurance businesses (9)

Arthur F. Weinbach            57             1989             Chairman  of the  Board  and  Chief  Executive Officer of the
                                                              Company (10)

Josh S. Weston                71             1977             Honorary Chairman of the Board of the Company (11)
------------------

      (1) Mr. Butler became President and Chief Operating Officer of the Company in April 1998, having served as Group President of the Employer Services Group of the Company since January 1995. Prior to that time, he served as Group President for the Dealer Services Group of the Company for more than five years. He is also a director of Convergys Corp.

      (2) Mr. Califano has been Chairman of the Board and President of The National Center on Addiction and Substance Abuse at Columbia University since 1992. Mr. Califano was a senior partner in the Washington, D.C. office of Dewey Ballantine from 1983 through 1992. He is also a director of HealthPlan Services Corporation, Kmart Corporation, True North Communications Inc. and The Warnaco Group, Inc.

      (3) Mr. Cooperman has been Chairman and Chief Executive Officer of Omega Advisors, Inc. since 1991. From 1989 to July 1991, he was Chairman and Chief Executive Officer of Goldman Sachs Asset Management and a limited partner of Goldman, Sachs & Co.

      (4) Dr. Heilmeier has been Chairman Emeritus of Telcordia Technologies (formerly Bellcore) since November 1997. Dr. Heilmeier served as Chairman and Chief Executive Officer of Bellcore from January 1997 to November 1997 and President and Chief Executive Officer from April 1991 to January 1997. Dr. Heilmeier is also a director of Compaq Computer Corporation, The MITRE Corporation, Teletech Holdings Inc. and TRW Inc.

      (5) Ms. Jordan is the former Director, Social Services Department, Chicago Lying-In Hospital, University of Chicago Medical Center, a position she assumed in 1970. She is also a director of Johnson & Johnson Corporation and Citigroup Inc.

      (6) Mr. Krueger is Vice Chairman of Lehman Brothers and has been a senior officer of Lehman Brothers and its predecessor companies for more than the past five years. He is also a director of Chaus, Inc., Delta Galil Industries Ltd. and R.G. Barry Corporation.

      (7) Mr. Malek has been Chairman of Thayer Capital Partners since 1992. From 1989 to 1997, Mr. Malek was also Co-Chairman of CB Commercial Real Estate Group. Mr. Malek is also a director of Aegis Communications Group, Inc., American Management Systems, Incorporated, CB Commercial Real Estate Group, FPL Group, Inc., Manor Care, Inc., Northwest Airlines Corporation,
            Saga Systems, Inc. and various Paine Webber mutual funds.

      (8) Mr. Taub became Honorary Chairman of the Company's Board of Directors in 1986 and has been Chairman of the Executive Committee since 1983.

      (9) Mr. Tisch has been Co-Chairman of the Board of Directors of Loews Corporation since January 1999. From October 1994 to January 1999, he was Co-Chairman of the Board and Co-Chief Executive Officer of Loews Corporation. Mr. Tisch has also been Chairman of the Board and Chief Executive Officer of CNA Financial Corporation since 1990. From January 1987 to November 1995, Mr. Tisch was Chairman of the Board, President and Chief Executive Officer of CBS, Inc. He is also a director of Bulova Corporation.

      (10) Mr. Weinbach became Chairman of the Board and Chief Executive Officer of the Company in April 1998, having served as President and Chief Executive Officer since August 1996 and President and Chief Operating Officer since January 1994. Prior to that time, he served as Executive Vice President since August 1992. He is also a director of HealthPlan Services Corporation and Schering Plough Corp.

      (11) Mr. Weston became Honorary Chairman of the Company's Board of Directors in April 1998. He served as Chairman of the Board of the Company from August 1996 to April 1998. Prior to August 1996, he served as Chairman of the Board and Chief Executive Officer of the Company for more than the past five years. He is also a director of Gentiva Health Services, Inc., J. Crew Group Inc. and Russ Berrie & Company, Inc.

Stockholder Approval Required

      Directors shall be elected by a plurality of the affirmative votes cast at the meeting.


      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Directors' Meetings, Committees and Fees

      During the last fiscal year six meetings of the Board of Directors were held. All directors attended at least 75%, in the aggregate, of the meetings of the Board of Directors and the committees of which they were members.

     The Company has a standing Audit Committee composed of Messrs. Califano, Cooperman and Krueger, and Ms. Jordan. Mr. Krueger is the Chairman. The principal functions of the Audit Committee are to (i) make recommendations to the full Board of Directors concerning the appointment of independent auditors,
(ii) review the scope of the audit and related fees, (iii) review the Company's accounting principles, policies and reporting practices with the independent and internal auditors and management, (iv) discuss with the independent auditors the results of their audit and determine what action, if any, is required with respect to the Company's internal controls and (v) consider other audit and non-audit matters from time to time as requested by the full Board of Directors. The Audit Committee met four times during fiscal 2000.

     The Company has a Compensation Committee composed of Messrs. Heilmeier, Malek and Tisch. Mr. Malek is the Chairman. The purpose of the Compensation Committee is to develop guidelines and review the compensation and performance of officers of the Company and other Company associates, to review and approve criteria for granting bonuses and options to officers of the Company, and to develop plans for managerial succession. The Compensation Committee met three times during fiscal 2000.

      The Company has an Executive Committee composed of Messrs. Krueger, Malek, Taub, Weinbach and Weston. Mr. Taub is the Chairman. The purpose of the
Executive Committee is to act in the absence of the Board of Directors. In addition, the Executive Committee acts as a corporate governance/nominating committee to (i) advise the full Board of Directors on corporate governance matters, (ii) develop policies on the size and composition of the Board of Directors, (iii) review candidates for Board of Directors membership, (iv) perform Board of Directors evaluations and (v) recommend a slate of nominees to the Board of Directors. The Executive Committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders who wish the Executive Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Executive Committee in care of the Secretary of the Company at our principal executive offices. The Executive Committee met three times during fiscal 2000.

      Non-employee directors are paid an annual retainer of $35,000, plus $1,500 for each Board of Directors meeting attended. In addition, non-employee directors are paid $1,000 for each committee meeting attended, if such committee meeting is held on the same day a Board of Directors meeting is held; otherwise, non-employee directors are paid $1,500 for each committee meeting attended. Non-employee directors may elect to defer payment of the above amounts. There are no fees paid to employee directors or other fee arrangements provided by the Company.

      The non-employee directors of the Company are entitled to participate in the 1989 Non-Employee Director Stock Option Plan (the "Directors' Plan") pursuant to which options to purchase 9,000 shares of Common Stock will automatically be granted to persons who become non-employee directors. In addition, each non-employee director will be granted an additional option to purchase 9,000 shares on the first business day after each fifth anniversary of the date of the initial grant to each such non-employee director, provided that he or she is then still serving in such capacity. The Directors' Plan was adopted on November 2, 1989 and will remain in effect until terminated by action of the Board of Directors. All options have been and will be granted at the fair market value of the Common Stock, determined on the basis of the closing price of the Common Stock in consolidated trading on the date of grant, as reported in The Wall Street Journal. Twenty percent of the options granted under the Directors' Plan become exercisable on the first anniversary of the date such options were granted, and twenty percent become exercisable on each successive anniversary date thereafter until all such options are exercisable, provided that options become exercisable only if the director is then still serving in such capacity, unless certain specified events occur such as the death, disability or retirement of a director, in which case the options shall immediately vest and become fully exercisable. All options granted under the Directors' Plan have a term of ten years. During fiscal 2000 (and prior to the change in level of grant to the present grant level of 9,000 shares), an option to purchase 7,500 shares at an exercise price of $50.38 was granted to Dr. Heilmeier.

      Any person who first becomes a non-employee director after August 13, 1997 is not eligible to receive a pension from the Company. A non-employee director (who was a director on August 13, 1997) who retires after 20 years of service in such capacity and having attained the age of 70 will receive a pension of $25,000 per year for the remainder of his or her life. If such non-employee director retires after having attained the age of 65 with 15 years of service, he or she will receive a pension of $12,500 per year.

Security Ownership of Certain Beneficial Owners and Managers

      The following table contains information as of August 31, 2000 with respect to the beneficial ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group (including the named individuals), and (iv) all stockholders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock. Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned.


                                                    Shares of Common Stock
Name                                                Beneficially Owned (1)                                Percent
-----                                               -----------------------                               -------

Gary C. Butler .................................              504,680                                         *

Joseph A. Califano, Jr.(2) .....................               21,600                                         *

Leon G. Cooperman ..............................               48,000                                         *

Richard J. Daly ................................              378,698                                         *

Russell P. Fradin ..............................              274,312                                         *

George H. Heilmeier ............................               20,400                                         *

John Hogan .....................................              289,506                                         *

Ann Dibble Jordan ..............................               26,400                                         *

Harvey M. Krueger (3) ..........................               87,258                                         *

Frederic V. Malek (4) ..........................               28,000                                         *

Henry Taub (5) .................................            6,819,970                                         1.08%

Laurence A. Tisch ..............................                1,000                                         *

Arthur F. Weinbach (6) .........................            1,068,351                                         *

Josh S. Weston .................................              793,517                                         *

FMR Corp. (7) ..................................           46,301,355                                         7.41%

Directors and Executive Officers as a group (25 persons,
    including those Directors and Officers named above)(8) 11,566,491                                         1.84%
--------------------------

*     Indicates less than one percent.

      (1) Includes shares that may be acquired upon the exercise of options granted by the Company that are exercisable on or prior to October 30, 2000. The shares beneficially owned include 128,000, 20,000, 44,000, 300,000, 150,000, 20,000, 255,600, 20,000, 564,000, 280,000
            and 26,000 shares subject to such options granted to Messrs. Butler, Califano, Cooperman, Daly, Fradin, Heilmeier, Hogan, Krueger, Weinbach and Weston and Ms. Jordan, respectively, and 2,600,767 shares subject to such options granted to the Directors and Executive Officers as a group.

      (2) In addition, members of Mr. Califano's immediate family were potential beneficiaries of charitable trusts or owned outright an aggregate of 800 shares of Common Stock of the Company.

      (3) Includes 35,258 shares, representing the gain resulting from the exercise of an option to purchase 40,000 shares of Common Stock on November 1, 1999. Mr. Krueger has elected to defer receipt of the shares representing such gain.

      (4) In addition, members of Mr. Malek's immediate family were potential beneficiaries of charitable trusts or owned outright an aggregate of 3,200 shares of Common Stock of the Company.

      (5) In addition, members of Mr. Taub's immediate family were potential beneficiaries of charitable trusts or owned outright an aggregate of 299,358 shares of Common Stock of the Company.

      (6) Includes 42,877 shares, representing the gain resulting from the exercise of an option to purchase 50,000 shares of Common Stock on August 19, 1999. Mr. Weinbach has elected to defer receipt of the shares representing such gain.

      (7) On February 11, 2000, FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson (the "FMR Group") filed a statement on Schedule 13G with the Securities and Exchange Commission to report that as of February 11, 2000, the FMR Group owned more than 5% of the outstanding shares of the Company's Common Stock. The FMR Group's beneficial ownership consists of shares of the Company's Common Stock that are held by various subsidiaries of FMR Corp. that serve as financial or investment advisors.

      (8) In addition, members of the immediate families of non-director officers of the Company owned 3,588 shares of Common Stock of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

      The following sections of this Proxy Statement cover the components of the total compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company. These sections include: (i) a series of tables covering annual and long-term compensation; (ii) a pension plan table summarizing the annual benefits payable under the Company's defined benefit retirement plans; (iii) a report by the Compensation Committee of the Board of Directors describing the Company's compensation policies for fiscal 2000 for its executive officers and the rationale upon which its Chief
Executive Officer's compensation for fiscal 2000 was based; and (iv) a performance graph comparing the Company's total stockholder return to the S&P 500 and a Peer Group Index over a five year period.

Summary Compensation Table

      The following table summarizes the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers for services in all capacities to the Company for the three years ended June 30, 2000.

                                                Annual
                                             Compensation(1)                   Long-Term Compensation
                                       ---------------------------         -------------------------------
                                                                                                Number of
                                                                                                Securities
                            Year                                           Restricted           Underlying
     Name and              Ended                                             Stock              Options           All other
 Principal Position        June 30,      Salary           Bonus              Awards              Granted        Compensation
--------------------       -------     ----------      -----------         ----------          -----------      ------------
                                                                              (2)                   (3)             (4)

Arthur F. Weinbach         2000         $687,500        $560,000          $2,002,020             160,000          $5,840
   Chairman and Chief      1999         $658,750        $485,000          $       --             160,000          $6,509
   Executive Officer       1998         $625,000        $412,500          $1,778,150             200,000          $6,244

Gary C. Butler             2000         $578,750        $400,000          $       --             160,000          $5,793
   President and Chief     1999         $560,000        $330,000          $       --               --             $6,142
   Operating Officer       1998         $506,151        $325,000          $1,595,963             120,000          $5,680

Russell P. Fradin          2000         $458,750        $284,500          $       --              40,000          $4,504
   Group President         1999         $440,000        $260,000          $       --               --             $4,929
                           1998         $420,595        $225,000          $       --             100,000          $4,377

Richard J. Daly            2000         $359,615        $211,800          $1,120,560              31,000          $5,302
   Group President         1999         $339,773        $190,900          $       --              57,200          $5,848
                           1998         $318,269        $195,000          $       --              82,800          $5,499

John Hogan                 2000         $359,615        $209,100          $1,120,560              31,000         $13,640
   Group President         1999         $339,769        $189,700          $       --              57,200          $4,892
                           1998         $318,270        $190,000          $       --              50,000          $4,486
----------------------

(1) None of the named executive officers received any perquisites or other personal benefits of an amount, or any other annual compensation of a type, required to be reported by the Securities and Exchange Commission pursuant to applicable rules and regulations.

(2) The dollar values shown in the Restricted Stock Awards column are based on the closing market price of the Common Stock on the date the restricted shares were granted. Restricted shares may not be transferred or pledged, but such Company-imposed restrictions lapse with the passage of time (generally over periods of up to five years) and continued employment with the Company.

     As of June 30, 2000, the aggregate number of shares of restricted stock held by a named executive officer and the aggregate fair market value of such shares (calculated by multiplying the aggregate number of shares held by such named executive officer by the difference between $53.5625, the closing price of the Common Stock on June 30, 2000, and $.10, the consideration paid per share of restricted stock) was: Mr. Weinbach, 73,200 shares ($3,913,455); Mr. Butler, 41,200 shares ($2,202,655); Mr. Fradin,
     40,000 shares ($2,138,500);  Mr. Daly, 32,400 shares ($1,732,185);  and Mr.
     Hogan, 32,400 shares ($1,732,185).

     The restricted stock awards to the named executive officers reported in the table that vest, in whole or in part, in under three years from the date of grant, together with their vesting schedule, are as follows:

     (i) Mr. Weinbach received a grant of 48,800 shares of restricted stock in fiscal 2000, 24,400 of which will vest in each of fiscal 2002 and 2003. In addition, Mr. Weinbach received a grant of 48,800 shares of restricted stock in fiscal 1998, of which 24,400 vested in fiscal 2000 and 24,400 will vest in fiscal 2001.

     (ii)Mr. Butler received a grant of 43,800 shares of restricted stock in fiscal 1998, 2,600 of which vested in fiscal 2000, and 20,600 of which will vest in each of fiscal 2001 and 2002.

     (iii) Mr. Fradin received a grant of 120,000 shares of restricted stock in fiscal 1997, of which 20,000 vested in each of fiscal 1997, 1998, 1999 and 2000, and 20,000 will vest in each of fiscal 2001 and 2002.

     (iv)Mr. Daly received a grant of 22,400 shares of restricted stock in fiscal 2000, of which 800 will vest in fiscal 2001 and 10,800 will vest in each of fiscal 2002 and 2003. In addition, Mr. Daly received a grant of 20,800 shares of restricted stock in fiscal 1997, of which 5,200 vested in fiscal 1997, 4,800 vested in fiscal 1998, 4,400 vested in fiscal 1999, 3,600 vested in fiscal 2000, and 2,800 will vest in fiscal 2001. Mr. Daly also received a grant of 24,800 shares of restricted stock in fiscal 1996, of which 2,000 vested in fiscal 1996, 2,400 vested in fiscal 1997, 2,800 vested in fiscal 1998, 3,200 vested in fiscal 1999, 7,200 vested in fiscal 2000, and 7,200 will vest in fiscal 2001.

     (v) Mr. Hogan received a grant of 22,400 shares of restricted stock in fiscal 2000, of which 800 will vest in fiscal 2001 and 10,800 will vest in each of fiscal 2002 and 2003. In addition, Mr. Hogan received a grant of 50,000 shares of restricted stock in fiscal 1996, of which 10,000 vested in each of fiscal 1997, 1998, 1999 and 2000 and 10,000 will vest in fiscal 2001.

     Dividends are paid on restricted stock at the same rate as other outstanding shares of the Company's Common Stock. In the event of a change of control of the Company, the unvested portion of the restricted stock of Messrs. Weinbach and Butler will be subject to accelerated vesting.

(3)  The Company does not award Stock Appreciation Rights (SARs).

(4) For the year ended June 30, 2000, all other compensation consists of the sum of: (i) contributions to the Company's Retirement and Savings Plan (401(k)) in the following amounts: Mr. Weinbach, $4,759, Mr. Butler, $5,306, Mr. Fradin, $4,182, Mr. Daly, $5,001, and Mr. Hogan, $4,541; and
     (ii) compensatory split-dollar insurance premiums (with a statistically calculated economic benefit to the executive determined by Phoenix Home Life Insurance Company for W-2 income purposes) in the following amounts:
     Mr. Weinbach, $1,081, Mr. Butler, $487, Mr. Fradin, $322, Mr. Daly, $301, and Mr. Hogan, $230. Further, in connection with a relocation package, Mr. Hogan received a loan from the Company on July 1, 1999 in the amount of $689,044. The loan was repaid in full on September 28, 1999. Accrued interest of $8,869 (based on a rate of 5.22%) was accounted for and reported as taxable income.

Stock Option Plans

      The Company has in effect a 1990 Key Employees' Stock Option Plan (the "1990 Plan") and a 2000 Key Employees' Stock Option Plan (the "2000 Plan"). The 1990 Plan and the 2000 Plan collectively are referred to as the "Option Plans". Officers and key employees are eligible to participate in the Option Plans, which permit the issuance, in addition to non-qualified options, of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has ceased granting options under the 1990 Plan, but outstanding options under the 1990 Plan remain valid. In the event of a change in control of the Company, the unvested portion of the stock options of Messrs. Weinbach and Butler will be subject to accelerated vesting.

      The Option Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine the employees to whom options will be granted and, subject to the Option Plans, the terms and amount of options granted.

      ISOs and non-qualified options expire no more than ten years from their date of grant, with an exercise price no less than 100% of the fair market value on the date of grant. The Board of Directors has resolved that once granted, no ISO or non-qualified option may be repriced.

      An optionee has no rights as a stockholder with respect to any shares covered by his options until the date of issuance of a stock certificate to him for such shares. During the life of the optionee, the option is exercisable only by him. No option is exercisable more than 60 days after termination of employment, or (if termination is due to the death of an optionee) more than six months after the appointment and qualification of an executor or administrator of the deceased optionee's estate or 12 months after the death of the optionee, whichever occurs earlier.

      The following table sets forth certain information concerning stock option grants to the named executive officers during the fiscal year ended June 30, 2000.

                                               Option Grants in Last Fiscal Year
                               ------------------------------------------------------------------
                               Number of          Percent of Total
                               Securities             Options
                               Underlying             Granted
                               Options              to Employees      Exercise                          Grant Date
                               Granted              in Fiscal Year     Price           Expiration         Value
Name                           (#)  (1)                (%)           ($/Share)           Date             ($) (2)
----                           -----------        ----------------    ---------        -----------      -------------
Arthur F. Weinbach..........      160,000              1.7%            $41.72             7/25/09        $1,929,809
Gary C. Butler..............      100,000              1.0%            $41.72             7/25/09        $1,249,336
                                   60,000              0.6%            $43.97            10/17/09        $  841,132
Russell P. Fradin...........       40,000              0.4%            $43.97            10/17/09        $  546,763
Richard J. Daly.............       31,000              0.3%            $43.97            10/17/09        $  411,168
John Hogan..................       31,000              0.3%            $43.97            10/17/09        $  411,168

--------------------

(1) 260,000 options were granted pursuant to the 1990 Plan and 162,000 options were granted pursuant to the 2000 Plan. The options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options were granted for terms of ten years, and vest during periods up to six years subsequent to the date of grant.

(2) The grant date values were calculated on the basis of the Black-Scholes option pricing model. Options were assumed to be exercised 6.4 years after the date of grant, based on historical experience. A risk-free interest rate of 6.01%, stock price volatility of 22.00% and a dividend yield of 0.90% was used in the calculation of the July option grants to Messrs. Weinbach and Butler. A risk-free interest rate of 6.38%, stock price volatility of 23.86% and a dividend yield of 0.88% was used in the calculation for the October option grants to Messrs. Butler, Daly, Fradin and Hogan. A discount factor of 3% was applied to the calculated value to reflect the risk of forfeiture during the option term. The actual value of the options will depend on the market value of the Company's Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Company's Common Stock, which would benefit all stockholders commensurately.

                                              Aggregated Option Exercises
                                          For Fiscal Year Ended June 30, 2000
                                         And Option Values As Of June 30, 2000

      The  following  table sets forth  certain  information  concerning  option exercises  during  the last  fiscal  year by the named  executive  officers  and unexercised options held by such officers at the end of the last fiscal year.

                                                                            Number of Securities          Value of Unexercised
                                                                           Underlying Unexercised         In-the-Money Options
                                                                             Options at 6/30/00                at 6/30/00
                              Shares Acquired                                        (#)                            ($)
                               On Exercise            Value Realized       --------------------------     --------------------------
Name                               (#)                     ($)             Exercisable  Unexercisable     Exercisable  Unexercisable
--------------------------    ---------------         --------------       -----------  -------------     -----------  -------------

Arthur F. Weinbach (1)....       170,000              $7,224,557           504,000        716,000         $20,195,000   $17,847,000
Gary C. Butler............       232,000              $8,460,400           128,000        300,000         $ 4,031,000   $ 4,927,000
Russell P. Fradin.........        10,000              $  141,888           150,000        220,000         $ 4,535,000   $ 5,564,000
Richard J. Daly...........             0              $        0           295,000        216,000         $11,079,000   $ 5,227,000
John Hogan................        60,000              $1,932,150           255,600        186,600         $ 9,340,000   $ 4,240,000
-------------------------

(1) As previously stated in footnote 6 to the table herein reflecting Security Ownership of Certain Beneficial Owners and Managers, Mr. Weinbach elected to defer receipt of 42,877 shares of Common Stock representing the gain resulting from the exercise of an option to purchase 50,000 shares of Common Stock on August 19, 1999.

Defined Benefit Plans

     The following table shows the estimated annual retirement benefits payable under the Company's retirement program, consisting of the Retirement Capital Accumulation Plan (the "Pension Plan") and the Supplemental Officers' Retirement Plan (the "Supplemental Retirement Plan"), to persons in specified average compensation and credited service classifications, assuming retirement at age 65.


         Final                                 Years of Credited Service at Retirement
      5-Year Average             --------------------------------------------------------------------
      Compensation                    10             15            20            25             30
     ---------------             -----------      ---------      --------     ---------     ---------

        $  400,000                $  69,000       $108,000       $132,000     $152,000       $181,000
           500,000                   84,000        131,000        157,000      177,000        206,000
           600,000                   99,000        153,000        182,000      202,000        231,000
           700,000                  114,000        176,000        207,000      227,000        256,000
           800,000                  129,000        198,000        230,000      252,000        281,000
           900,000                  144,000        221,000        257,000      277,000        306,000
         1,000,000                  159,000        243,000        282,000      302,000        331,000

      Compensation covered by the Pension Plan is limited to January 1 base salary up to the current compensation limit in effect for the plan year. Compensation covered under the Supplemental Retirement Plan includes cash compensation (paid or deferred) and compensation from restricted stock vesting during the year. Benefits under the Supplemental Retirement Plan are subject to reduction for social security, Pension Plan and 401(k) benefits.

      Messrs. Weinbach, Butler, Fradin, Daly and Hogan have, in the aggregate, 19, 24, 2, 10 and 6 years of credited service, respectively, under the Pension Plan and 11, 11, 3, 6 and 5 years of credited service, respectively, under the Supplemental Retirement Plan. In addition, unless his employment is terminated for cause, Mr. Weinbach will receive the maximum benefits available under the Supplemental Retirement Plan. The figures shown on the table above are for a straight-life annuity commencing at age 65. Reduced benefits are available at earlier ages and in other forms of benefits.

Employment Agreements

      Arthur F. Weinbach entered into an employment agreement with the Company as of August 1, 1996, the day Mr. Weinbach became Chief Executive Officer of the Company. The agreement has successive one-year terms unless terminated by the Company or Mr. Weinbach prior to June 1 of any year. Mr. Weinbach's annual base salary is to be no less than $580,000, and his annual target bonus is to be no less than $290,000. The agreement provides that Mr. Weinbach is to be granted restricted stock awards for a number of shares so that restrictions will lapse in each fiscal year of the Company on shares with a market value on the date of the award of at least $500,000. If the Company terminates Mr. Weinbach's employment without cause, then he is entitled to receive his base salary for 18 months and continue to vest in his restricted stock awards and stock options. If Mr. Weinbach's employment is terminated following a change-in-control of the Company, he will receive a termination payment equal to a percentage, ranging from 300% if such termination occurs within two years of such change-in-control to 100% if it occurs after the third year, of his annual base salary and his average annual bonus for the prior two years. In addition, all of his stock options will become fully vested and all of his restricted stock having restrictions lapsing within three years after such termination shall have such restrictions automatically removed.

      Mr. Butler has entered into an agreement with the Company that provides that if his employment is terminated following a change-in-control of the Company, he will receive a termination payment equal to a percentage, ranging from 200% if such termination occurs within two years of such change-in-control to 100% if it occurs after the third year, of his annual base salary and his average annual bonus for the prior two years. In addition, all of his stock options will become fully vested and all of his restricted stock having restrictions lapsing within three years after such termination shall have such restrictions automatically removed.

Certain Transactions

      Harvey M. Krueger, a director of the Company, is Vice Chairman of Lehman Brothers, which provided various investment banking and brokerage services to the Company in the past fiscal year.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Compensation Committee of the Board of Directors is composed of three outside directors: Messrs. Heilmeier, Malek and Tisch.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting, on behalf of the Board of Directors, the base salaries and the total compensation levels of the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Group Presidents of the Employer Services, Brokerage Services and Dealer Services businesses, as well as a structure for other key executives of the Company. The Committee grants all stock options and reviews all recommendations for grants of restricted stock to these and other key executives.

Compensation Policies

      The Company's executive compensation policies for fiscal 2000, which were reviewed by the Committee, were designed to emphasize both competitive and variable compensation, with direct linkages to business objectives and exceptional performance.

      The primary components of the compensation package for key executives for fiscal 2000 were base salary, bonus, restricted stock and stock options. The Company and the Committee have always believed that stock ownership in the form of restricted stock and longer-term stock option vesting is vital in linking management to stockholder interests. The Company sets its salary and bonus targets (i.e., direct cash compensation) at the median of market range levels of comparable sized companies in the S&P 500. The Company's executives may derive more from stock option price appreciation, as a percentage of total compensation, than from base salary and bonus combined.

Annual Compensation

      Total annual compensation consists of base salary, cash bonus and yearly vesting of restricted stock. The base salaries for executives for fiscal 2000 were determined based upon the job grade of the position, the salary range of the job grade and the performance of the executive.

      Key executives earned cash bonuses in fiscal 2000 based upon individual annual accomplishments versus individual pre-established goals that included business growth and increased profitability. Performance goals also included quality/service, product development, organization development and leadership.

Long-Term Compensation

      Long-term compensation is comprised of restricted stock and the expected value of stock options. The Company has from time to time sold shares of restricted stock to executive officers and other key employees, at par value, in recognition of their individual levels of relative responsibility and prospective contributions to the business. Company-imposed restrictions on transfer or pledge of the restricted stock generally lapse over a period of up to five years, and are subject to continued employment. The restricted stock plan is designed to encourage stock ownership, longevity and long-term performance.

      Stock options are granted to executive officers and other key employees in amounts based upon their job grade and individual performance. Stock options are granted at fair market value as of the date of grant, and have a term of up to ten years. Stock options provide incentive for the creation of stockholder value over the long-term, and also significantly aid in executive recruiting and retention.

      Restricted stock and stock option grants were made to individual key executives during fiscal 2000 on a basis consistent with the above guidelines.

Benefits

      The Company provided certain supplemental benefits to key executives during fiscal 2000 to ensure that it could compete effectively for executive talent. These supplemental benefits included additional Company-paid life insurance and certain additional retirement benefits described in the "Defined Benefit Plans" section of this Proxy Statement.

CEO Compensation

      The Committee meets annually to evaluate the performance of the Chief Executive Officer and to determine his compensation.

     Mr. Weinbach received a base salary of $687,500 and a bonus of $560,000 during fiscal 2000. Mr. Weinbach's compensation is based on the satisfaction of specific performance objectives and the terms of his employment agreement. Mr. Weinbach's compensation approximates the median base salary and bonus compensation of chief executive officers at companies in the S&P 500 with annual revenues between $3 and $9 billion, as surveyed by the Company.

      The incentives provided to the Chief Executive Officer are provided in the form of restricted stock and stock options. This ensures that the Chief Executive Officer and the Company's stockholders have a commonality of purpose in enhancing stockholder value.


                             Compensation Committee
                             of the Board of Directors

                             Frederic V. Malek, Chairman
                             George H. Heilmeier
                             Laurence A. Tisch

                                PERFORMANCE GRAPH

     The following graph compares the cumulative return on the Common Stock of the Company for the most recent five years with the cumulative total return on the S&P 500 Index and a Peer Group Index* comprised of direct competitors of the Company over the same period, assuming an initial investment of $100 on June 30, 1995, with all dividends reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC



              AUTOMATIC DATA PROCESSING, INC.    S&P 500 INDEX       PEER GROUP

Jun-95                100.00                        100.00             100.00
Jun-96                124.14                        125.93             162.91
Jun-97                152.60                        169.55             146.02
Jun-98                238.57                        220.57             207.71
Jun-99                290.18                        270.69             215.09
Jun-00                355.64                        290.23             227.27

---------------------
 * The Peer Group Index is comprised of the following companies:


 Affiliated Computer Services, Inc.        First Data Corporation                    PMT Services, Inc.
 The BISYS Group, Inc.                     Fiserv, Inc.                              The Profit Recovery Group International, Inc.
 Ceridian Corp.                            Health Management Systems, Inc.           SEI Investments Company
 Computer Sciences Corporation             Health Systems Design Corporation         Shared Medical Systems Corporation
 Concord EFS, Inc.                         HPR Inc.                                  SPS Transaction Services, Inc.
 Deluxe Corporation                        National Data Corporation                 SunGard Data Systems Inc.
 DST Systems, Inc.                         National Processing, Inc.                 Total System Services, Inc.
 Electronic Data Systems Corporation       NOVA Corporation                          Ultradata Corporation
 ENVOY Corporation                         Paychex, Inc.
 Equifax Inc.                              Per-Se Technologies, Inc.

                                   PROPOSAL 2

                             APPOINTMENT OF AUDITORS

     At the Annual Meeting of Stockholders, the stockholders will vote on the ratification of the appointment of Deloitte & Touche LLP, certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for the fiscal year begun July 1, 2000. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she desires. He or she will be available to answer appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE AUDITORS.

                                  OTHER MATTERS

     So far as the Board of Directors is aware, only the aforementioned matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting said proxy.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     There was an inadvertent omission to report a grant of options in a Form 5 (Annual Statement of Beneficial Ownership of Securities) filed on behalf of S. Michael Martone, an executive officer, as required by the Securities Exchange Act of 1934, for the fiscal year ended June 30, 1999. The grant of options was subsequently reported in the Form 5 filed for the fiscal year ended June 30, 2000.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company for inclusion in the 2001 Proxy Statement no later than May 24, 2001.

                                  ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended June 30, 2000, which is not a part of the proxy soliciting material, is being mailed to the Company's stockholders together with this Proxy Statement.



                                                 For the Board of Directors


                                                 James B. Benson
                                                 Secretary
Roseland, New Jersey
September 21, 2000

                [ADP Letterhead]

                                                              September 21, 2000



Dear Shareholder:

     You are cordially invited to join us at the 2000 Annual Meeting of Stockholders of Automatic Data Processing, Inc. This year's meeting will be held at the corporate offices of the Company at One ADP Boulevard, Roseland, New Jersey 07068, on Tuesday, November 14, 2000, starting at 10:00 a.m. I hope you will be able to attend. At the meeting we will (i) elect directors and (ii) vote on the appointment of Deloitte & Touche LLP as independent auditors.

     It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postpaid return envelope as promptly as possible. Alternatively, you may vote by phone or by the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendation of your directors.

     As in the past years, we will discuss the business of the Company and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from shareholders. I am looking forward to seeing you at the meeting.

                                            Sincerely,


                                            /s/Arthur F. Weinbach
                                            ------------------------------------
                                            Arthur F. Weinbach
                                            Chairman and Chief Executive Officer





                                     Proxy

          This proxy is solicited on behalf of the Board of Directors

Properly executed proxies will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposal (2) on the reverse side.

The undersigned hereby appoints Arthur F. Weinbach and Gary C. Butler, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2000 Annual Meeting of Stockholders of Automatic Data Processing, Inc. to be held at the corporate offices of the Company, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY 07068, on Tuesday, November 14, 2000 at 10:00 a.m., or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign.

(ADP LOGO)                      VOTE BY PHONE - 1-800-690-6903
                                Use any touch-tone telphone to vote your
AUTOMATIC DATA PROCESSING, INC. proxy 24 hours a day, 7 days a week.  Have
PROXY SERVICES                  your proxy card in hand when you call.  You
P.O. BOX 9015                   will be prompted to enter your 12-digit
FARMINGDALE, NY 11735           Control Number, which is located below, and
                                then follow the simple instructions the Vote
                                Voice provides you.

                                VOTE BY INTERNET - www.proxyvote.com
                                                   -----------------
                                Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the website. You will be prompted to enter your 12-digit Control Number, which is located below to obtain your records and create an electronic ballot.

                                VOTE BY MAIL
                                Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to Automatic Data Processing, Inc., P.O. Box 9015, Farmingdale, NY 11735.


If you vote by phone or vote using the Internet, please do not mail your proxy.
                              THANK YOU FOR VOTING






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              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the proposals regarding:

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(1) ELECTION OF DIRECTORS
    (01) Gary C. Butler, (02) Joseph A. Califano, Jr., (03) Leon     For  Withhold  For All     To withhold authority to vote,
    G. Cooperman, (04) George H. Heilmeier, (05) Ann Dibble          All     All    Except      mark "For All Except" and write the
    Jordan, (06) Harvey M. Krueger, (07) Frederic V. Malek,                                     nominees's number on the line below.
    (08) Henry Taub, (09) Laurence A. Tisch, (10) Arthur F.
    Weinbach and (11) Josh S. Weston                                 []       []      []        -----------------------------------

                                                  For   Against   Abstain

(2) Appointment of Deloitte & Touche LLP          []      []        []

(3) Upon any and all other matters which may properly come before the meeting or any adjournment thereof.

Please sign below exactly as the name(s) appear on your stock certificate (as indicated hereon).  If the shares are issued in the names of two or more persons, all such persons must sign the proxy.

--------------------------  ---------------------                             --------------------------------  --------------------
Signature (Single Owner)    Date                                              Signature (Joint Owners, if any)  Date

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